Exhibit 10.1

Execution Version

NOTES RESTRUCTURING AGREEMENT

This NOTES RESTRUCTURING AGREEMENT (this “Agreement”) is entered into as of April 21, 2026, by and among LivePerson, Inc., a Delaware corporation (the “Issuer”), SoundHound AI, Inc., a Delaware corporation (the “Acquiror”), and the several holders of the Secured Notes (as defined below) listed on Exhibit A attached hereto (each, a “Holder” and, collectively, the “Holders”). The Issuer, the Acquiror, and each Holder are referred to herein as the “Parties” and each, as a “Party.”

RECITALS

WHEREAS, before the date hereof, the Issuer issued $200.0 million in aggregate principal amount of its First Lien Convertible Secured Notes due 2029 (the “First Lien Secured Notes”), and following payments of interest in kind, $221,877,243.00 principal amount of First Lien Secured Notes are outstanding as of the date hereof;

WHEREAS, on September 12, 2025, the Issuer issued $115.0 million in aggregate principal amount of its 10.0% Second Lien Senior Subordinated Secured Notes due 2029 (the “Second Lien Secured Notes,” and together with the First Lien Secured Notes, the “Secured Notes”), and following a payment of interest in kind, $120,845,834.00 principal amount of Second Lien Secured Notes are outstanding as of the date hereof;

WHEREAS, the Holders hold, in aggregate, one hundred percent (100%) of the outstanding Secured Notes;

WHEREAS, the Acquiror, the Issuer and Lightspeed Merger Sub Inc., a Delaware corporation and an indirect wholly owned subsidiary of the Acquiror (“Merger Sub”), have entered into that certain Merger Agreement (as amended, supplemented or modified from time to time in accordance with the terms thereof, the “Merger Agreement”), dated as of the date hereof, pursuant to which, upon the terms and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, among other things, at the Effective Time (as defined in the Merger Agreement), Merger Sub shall merge with and into the Issuer (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Issuer shall continue as the surviving corporation of the Merger and an indirect, wholly owned subsidiary of the Acquiror;

WHEREAS, in connection with and contingent on the consummation of the transactions contemplated by the Merger Agreement, including the Merger, the Acquiror wishes to offer, and the Holders wish to accept, the Consideration (as defined below) on the terms hereof;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I. DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“2026 Convertible Notes” means the 0% convertible notes due 2026 issued by the Issuer.

“2026 Notes Discount Capture” means, solely as to any 2026 Convertible Notes repurchased and retired by the Issuer between April 1, 2026 and the Closing, the difference between (a) the principal amount of such 2026 Convertible Notes less (b) the amount of cash paid to repurchase such 2026 Convertible Notes.

“Acquiror” has the meaning set forth in the Preamble.

“Acquiror Cash Election” has the meaning set forth in Section 2.01.

“Acquiror Closing VWAP” means the price per share of a share of Acquiror Common Stock derived from the average daily volume weighted average prices of a share of Acquiror Common Stock on the Nasdaq on each of the ten (10) consecutive Trading Days ending on (and including) the Trading Day that is three (3) Trading Days prior to the Closing Date, rounded down to the nearest penny, as reported by Bloomberg.

“Acquiror Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of the Acquiror (NASDAQ:SOUN).

“Acquiror Securities” means the shares of Acquiror Common Stock or any other equity interests in, or securities of, Acquiror or any other rights or instruments (whether or not currently exercisable or convertible) that are derivative of, exchangeable for or convertible into any securities of Acquiror.

“Acquiror Stock Price” means the Acquiror Closing VWAP, provided, that (a) if the Acquiror Closing VWAP is greater than $12 per share, the Acquiror Stock Price will be $12 per share, and (b) if the Acquiror Closing VWAP is less than $7 per share, the Acquiror Stock Price will be $7 per share.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person.

“Agreement” has the meaning set forth in the Preamble.

“Attribution Parties” means, with respect to any person or entity, any other person or entity acting as a “group” (as that term is used in Section 13(d) of the Exchange Act) together with such person or entity, and any other persons or entities, to the extent such persons’ or entities’ beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of the common stock of the Issuer or the Acquiror would be aggregated with such person’s or entity’s for purposes of Section 13(d) of the Exchange Act;

“Business Day” means any day other than a Saturday, Sunday, or a day on which banking institutions in New York, New York are authorized or required by law to be closed.

“Cash” means immediately available funds denominated in US dollars.

“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Date” means the date on which the Closing occurs.

“Competing Proposal” means any offer, proposal or indication of interest from any Person or group of Persons as defined in Section 13(d)(3) of the Exchange Act (other than the Acquiror or any of its subsidiaries) at any time relating to any transaction or series of related transactions (other than the Merger or the transactions contemplated by this Agreement) involving: (a) any acquisition or purchase by any person, directly or indirectly, of more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Issuer (whether by voting power or number of shares), or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any person beneficially owning more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Issuer (whether by voting power or number of shares); (b) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Issuer and a Person pursuant to which the stockholders of the Issuer immediately preceding such transaction hold less than eighty five percent (85%) of the equity interests in the surviving, resulting or ultimate parent entity of such transaction (whether by voting power or number of shares); (c) any sale, lease, exchange, transfer or other disposition to a person of more than fifteen percent (15%) of the consolidated assets of the Issuer and its subsidiaries (measured by the fair market value thereof); or (d) any transaction involving the Secured Notes (including any debt restructuring transactions or payments to be made in respect of the Secured Notes in connection with any Company Acquisition Proposal (as defined in the Merger Agreement)) other than Transfers of the Secured Notes or any interest therein effected in accordance with Section 8.09; provided that, the foregoing clause (d) shall not apply to customary Liens attributable to securities or notes held by a bank, prime-broker, or broker dealer on behalf of a Holder.

“Consideration” has the meaning set forth in Section 2.01.

“DTC” has the meaning set forth in Section 2.05.

“DWAC” has the meaning set forth in Section 2.05.

“Estimated Closing Statement” has the meaning set forth in Section 2.02.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“First Lien Collateral Agent” means U.S. Bank Trust Company, National Association, solely in its capacity as trustee and collateral agent under the First Lien Notes Documents.

“First Lien Holder Aggregate Stock Consideration Amount” means $178,007,733.68.

“First Lien Holder Shares” means the number of shares of Acquiror Common Stock (rounded down to the nearest whole share) equal to the quotient of (a) the First Lien Holder Aggregate Stock Consideration Amount, divided by (b) the Acquiror Stock Price.

“First Lien Notes Documents” means the First Lien Notes Indenture and all other agreements, instruments, and documented executed and delivered by the Issuer in connection therewith.

“First Lien Notes Indenture” means that certain Indenture, dated as of June 3, 2024, by and among the Issuer, certain subsidiary guarantors, and U.S. Bank Trust Company, National Association, as trustee and collateral agent, relating to the First Lien Secured Notes.

“First Lien Secured Notes” has the meaning set forth in the Recitals.

“Fraud” means actual fraud under Delaware law.

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority, or any arbitrator, court, or tribunal of competent jurisdiction.

“Holder” and “Holders” has the meaning set forth in the Preamble.

“Holder Shares” means, with respect to each Holder, the sum of (a) the First Lien Holder Shares attributable to such Holder based on the “Percentage of First Lien Holder Shares” set forth across from such Holder’s name on Exhibit A plus (b) the Second Lien Holder Shares attributable to such Holder based on the “Percentage of Second Lien Holder Shares” set forth across from such Holder’s name on Exhibit A.

“Holders Counsel Fees” has the meaning set forth in Section 8.15.

“IRS” has the meaning set forth in Section 7.03.

“Issuer” has the meaning set forth in the Preamble.

“Issuer Cash Balance” means the amount of cash and cash equivalents in the final Estimated Closing Statement; provided that, for the avoidance of doubt, the Issuer Cash Balance will give pro forma effect (i.e., as a deduction) for all amounts payable by the Issuer that remain unpaid in connection with the transactions contemplated by this Agreement, the Merger Agreement, and any similar or alternative transactions involving the Issuer, its stockholders and/or the Secured Notes (including transactions with other potential acquirers or investors and including any debt restructuring transactions), if any, in connection with the transactions preceding and/or related to the transactions contemplated hereby (which may be as little as zero dollars ($0)), including (i) all unpaid Issuer Transaction Expenses, (ii) unpaid amounts used or to be used to repurchase and retire or extinguish 2026 Convertible Notes between April 1, 2026, and the Closing Date, if any, and (iii) the amounts to be remitted to the Holders of First Lien Secured Notes by the Issuer under Section 2.01(b)(i) and to the Holders of Second Lien Secured Notes by the Issuer under Section 2.01(c)(i); provided that, notwithstanding the foregoing, the fees and expenses payable by the Issuer pursuant to Section 9.2(a) and Section 9.2(b) of the Merger Agreement shall be excluded from “Issuer Cash Balance” hereunder.

“Issuer Excess Cash” means an amount in cash equal to (a) the Issuer Cash Balance, less (b) the Issuer Minimum Cash; provided that, if a negative number results from such calculation, “Issuer Excess Cash” shall be zero (0).

“Issuer Minimum Cash” means an amount in cash equal to (a) $74,000,000, less (b) the amount of cash, if any, paid by the Issuer (or payable by the Issuer on the Closing Date) to repurchase and retire or extinguish the outstanding 2026 Convertible Notes between April 1, 2026 and the Closing Date (including on the Closing Date), less (c) the 2026 Notes Discount Capture.

“Issuer Securities” has the meaning set forth in Section 4.03(e).

“Issuer Transaction Expenses” means all fees and expenses incurred by or on behalf of the Issuer or by any other Person for which the Issuer is responsible in connection with or related to the negotiation, preparation, execution and performance of this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby and any similar or alternative transaction involving the Issuer, its stockholders and/or the Secured Notes (including transactions with other potential acquirors or investors and including any debt restructuring transactions), if any, in connection with the transactions leading hereto (which may be as little as zero dollars ($0)), including, for the avoidance of doubt, all fees and expenses payable to brokers, financial advisors, investment banks, legal advisors, accountants and other professional advisors in connection with the transactions contemplated hereby and by the Merger Agreement and by such other similar or alternative transactions, as applicable.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, claim, restriction, option, title defect or charge or other encumbrance of any kind other than restrictions under the Securities Act.

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Recitals.

“Notes Documents” means, collectively, the First Lien Notes Documents and the Second Lien Notes Documents and all other agreements, instruments, and documents executed and delivered by the Issuer in connection therewith.

“Parties” and “Party” has the meaning set forth in the Preamble.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority, or other entity.

“Related Fund” has the meaning set forth in Section 4.03(e).

“Released Claims” has the meaning set forth in Section 3.01(a).

“Released Parties” has the meaning set forth in Section 3.01(a).

“Releasing Parties” has the meaning set forth in Section 3.01(a).

“Required Consenting Noteholders” means, collectively, the holders of the First Lien Secured Notes and the holders of at least a majority in principal amount outstanding of the Second Lien Secured Notes, each as of the date of determination.

“SEC” means the United States Securities and Exchange Commission.

“Second Lien Collateral Agent” means U.S. Bank Trust Company, National Association, solely in its capacity as trustee and collateral agent under the Second Lien Notes Documents.

“Second Lien Holder Aggregate Stock Consideration Amount” means $83,207,733.68.

“Second Lien Holder Shares” means the number of shares of Acquiror Common Stock (rounded down to the nearest whole share) equal to the quotient of (a) the Second Lien Holder Aggregate Stock Consideration Amount, divided by (b) the Acquiror Stock Price.

“Second Lien Notes Documents” means the Second Lien Notes Indenture and all other agreements, instruments, and documented executed and delivered by the Issuer in connection therewith.

“Second Lien Notes Indenture” means that certain Indenture, dated as of September 12, 2025, by and among the Issuer, certain subsidiary guarantors, and U.S. Bank Trust Company, National Association, as trustee and collateral agent, relating to the Second Lien Secured Notes.

“Second Lien Secured Notes” has the meaning set forth in the Recitals.

“Secured Notes” has the meaning set forth in the Recitals.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Short Position” has the meaning set forth in Section 8.10.

“Short Sales” shall mean all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps, and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker-dealers or foreign regulated brokers.

“Trading Day” shall mean a day on which shares of Acquiror Common Stock are traded on The Nasdaq Stock Market LLC.

“Transfer” has the meaning set forth in Section 8.09.

Article II. SATISFACTION OF SECURED NOTES

Section 2.01 Restructuring of Secured Notes. Subject to the terms and conditions of this Agreement, each Holder hereby severally and not jointly agrees to accept the following in full and complete satisfaction of all obligations of the Issuer to such Holder under the Secured Notes and the Notes Documents (collectively, the “Consideration”):

(a)	the Holder Shares owed to such Holder, provided that, no Holder shall be entitled to any fractional shares and the number of Holder Shares to which such Holder is entitled shall be rounded down to the nearest whole share;

(b)	in the case of a Holder of one or more First Lien Secured Notes, Cash paid by the Issuer concurrently with Closing in the amount of the sum of (i) accrued and unpaid interest on the First Lien Secured Notes held by such Holder, (provided that, for the avoidance of doubt, any such Cash amount shall exclude the aggregate amount of any PIK Interest (as defined in the First Lien Notes Indenture) on the First Lien Secured Notes) and (ii) 65% of the Issuer Excess Cash, if any; and

(c)	in the case of a Holder of one or more Second Lien Secured Notes, such Holder’s pro rata portion of the sum of (i) the 2026 Notes Discount Capture, plus (ii) 35% of the Issuer Excess Cash, if any, attributable to such Holder (for the avoidance of doubt, solely on account of Second Lien Secured Notes held by such Holder).

Section 2.02 Estimated Closing Statement. No earlier than twenty (20) Business Days nor later than fifteen (15) Business Days prior to the Closing Date, the Issuer shall deliver to the Acquiror a statement (the “Estimated Closing Statement”), certified by the Chief Financial Officer of the Issuer, setting forth (a) a good faith estimated unaudited balance sheet of the Issuer and (b) the Issuer’s good faith estimate of the Issuer Cash Balance, in each case, as of 12:01 a.m. Pacific Time on the Closing Date. The Issuer shall deliver supporting calculations and documentation of such calculations (including with respect to any deductions contemplated by the definition of Issuer Cash Balance and reflected in such calculations), in detail reasonably acceptable to the Acquiror, concurrently with the delivery of such Estimated Closing Statement. The Issuer shall consult in good faith with the Acquiror and its representatives with respect to the preparation of, and with respect to any updates reasonably requested by the Acquiror or its representatives to, the Estimated Closing Statement until the date that is five (5) Business Days prior to the Closing Date. Subject to such good faith consultation by the Issuer and any updates to the Estimated Closing Statement resulting therefrom, the Issuer Cash Balance set forth in the Estimated Closing Statement as of such fifth (5th) Business Day prior to the Closing Date shall be deemed the final Issuer Cash Balance for purposes of calculating the Issuer Excess Cash.

Section 2.03 Acquiror Cash Election. Notwithstanding anything to the contrary in this Agreement, the Acquiror shall have the option to elect, at any time before the close of business two (2) Business Days prior to the Closing Date, to substitute an amount of Cash in lieu of all or a portion of the Holder Shares otherwise deliverable to each Holder pursuant to Section 2.01(a) (the “Acquiror Cash Election”). An Acquiror Cash Election shall be subject to the following terms: (a) every Holder shall receive the same proportion of its respective Consideration in Cash and in Holder Shares; (b) regardless of the Acquiror Stock Price, the proportion of the Consideration satisfied in Cash shall be calculated assuming the First Lien Holder Shares are worth the First Lien Holder Aggregate Stock Consideration Amount and the Second Lien Holder Shares are worth the Second Lien Holder Aggregate Stock Consideration Amount; and (c) in the event the Acquiror Closing VWAP is greater than $12 per share, the Acquiror shall not be entitled to substitute Cash for more than fifty percent (50%) of such Holder Shares. By way of example, if the First Lien Holder Aggregate Stock Consideration Amount is $178,007,733.68, the Second Lien Holder Aggregate Stock Consideration Amount is $83,207,733.68, the Acquiror Closing VWAP is greater than $12 per share and the Acquiror elects to substitute Cash for fifty percent (50%) of the Holder Shares, the Acquiror will deliver $89,003,866.84 of Cash and fifty percent (50%) of the First Lien Holder Shares to the Holders of the First Lien Secured Notes and $41,603,866.84 of Cash and fifty percent (50%) of the Second Lien Holder Shares to the Holders of the Second Lien Secured Notes, in aggregate. In addition, if the amount of Holder Shares to be received by any Holder would exceed 9.9% of the outstanding shares of Acquiror Common Stock, then Acquiror shall substitute an amount of Cash in lieu of all Holder Shares to be issued in excess of 9.9% to such Holder pursuant to Section 2.01(a).

Section 2.04 Issuance of Holder Shares. On the Closing Date, the Acquiror shall issue and deliver to each Holder its Holder Shares, which shall at the time of Closing be eligible for resale pursuant to an effective registration statement filed by the Acquiror with the SEC. Acquiror shall use commercially reasonable efforts to deliver the Holder Shares without a restrictive legend through a one-sided Deposit/Withdrawal at Custodian in accordance with the procedures of The Depository Trust Company, or, if necessary, Acquiror shall cooperate with the Holders to remove any restrictive legends promptly after effectiveness of the registration statement.

Section 2.05 Surrender of Secured Notes. On or prior to the Closing Date, each Holder shall surrender and deliver, or cause its Depository Trust Company (“DTC”) participant(s) to surrender and deliver, the Secured Notes held by such Holder to the trustee of the Secured Notes for cancellation through the one-sided withdrawal instructions pursuant to the Deposit/Withdrawal at Custodian system at DTC (“DWAC”) in accordance with the procedures of DTC, and Issuer shall instruct the trustee of the Secured Notes to cancel such surrendered Secured Notes and deliver an instrument of cancellation reasonably satisfactory to the Issuer and the Acquiror, and the Issuer shall provide evidence of such surrender in form and substance satisfactory to the Acquiror.

Section 2.06 Satisfaction in Full. Upon delivery of the Consideration to each Holder, all obligations of the Issuer to such Holder arising under or in connection with the Secured Notes and the Notes Documents, including all principal, premium, accrued interest, and any other amounts due thereunder, shall thereupon be fully, irrevocably and indefeasibly satisfied, discharged, and extinguished in full and the Secured Notes and all of the Note Documents will terminate and be of no further force and effect. Each Holder of Secured Notes waives rights to any notice required under such Holder’s Secured Notes and the Note Documents and any associated note purchase agreement. Each Secured Note shall be deemed amended to provide for the treatment set forth in this Agreement.

Section 2.07 Closing. The Closing shall take place at the offices of Latham & Watkins LLP, 505 Montgomery Street, Suite 2000, San Francisco, California 94111 or at such other location or by remote electronic exchange of documents and signatures as the Parties may mutually agree, on the date that is the closing date of the transactions contemplated under the Merger Agreement, or at such other time and place as the Parties may mutually agree in writing.

Article III. RELEASE

Section 3.01 Release by Parties.

(a)	Effective upon the Closing (including, for the avoidance of doubt, in the event the Closing occurs under the circumstances described in the proviso in Section 5.02(f)), each Party, on behalf of itself and its respective parents, subsidiaries, Affiliates, stockholders, members, managers, partners, limited partners, general partners, directors, officers, managed accounts, management companies, funds advisors, successors, assigns, heirs, executors, administrators, agents, representatives, attorneys, and any Person claiming by, through, or under any of them (collectively, the “Releasing Parties”), hereby irrevocably and unconditionally releases, acquits, and forever discharges each other Party, and each of their respective past, present, and future parents, subsidiaries, Affiliates, stockholders, members, managers, partners, limited partners, general partners, directors, officers, employees, managed accounts, management companies, funds advisors, agents, representatives, attorneys, successors, assigns, heirs, executors and administrators (collectively, the “Released Parties”) from any and all claims, demands, actions, causes of action, suits, damages, liabilities, obligations, costs, expenses, and compensation of any kind or nature whatsoever, whether known or unknown, suspected or unsuspected, fixed or contingent, liquidated or unliquidated, matured or unmatured, at law or in equity, that such Releasing Parties ever had, now have, or may hereafter have against (i) the Acquiror and any of its Released Parties or (ii) any of the other Released Parties to the extent arising out of, relating to, or in connection with the transactions contemplated by this Agreement and the Merger Agreement, the Issuer, the Secured Notes, the Notes Documents, the 2026 Convertible Notes (including, for the avoidance of doubt, the transactions effected by the Issuer to exchange certain of the 2026 Convertible Notes for First Lien Secured Notes and Second Lien Secured Notes in, respectively, 2024 and 2025), any other debt securities or obligations issued by the Issuer or any transaction or matter related thereto (collectively, the “Released Claims”). Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (a) any obligations arising on or after the Closing of any Party under this Agreement or the Merger Agreement, or any document, instrument, or agreement executed to implement the Merger or (b) any liability of a Party for Fraud by such Party.

(b)	EACH PARTY, ON BEHALF OF THE APPLICABLE RELEASING PARTIES, EXPRESSLY IRREVOCABLY WAIVES ALL RIGHTS AFFORDED BY ANY STATUTE OR COMMON LAW PRINCIPLES WHICH LIMITS THE EFFECT OF A RELEASE WITH RESPECT TO UNKNOWN CLAIMS, INCLUDING ALL RIGHTS UNDER SECTION 1542 OF THE CALIFORNIA CIVIL CODE, WHICH PROVIDES AS FOLLOWS: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” EACH PARTY, ON BEHALF OF THE APPLICABLE RELEASING, ACKNOWLEDGES THAT HE, SHE OR IT IS FAMILIAR WITH SECTION 1542 OF THE CALIFORNIA CIVIL CODE AND UNDERSTANDS THE SIGNIFICANCE OF THIS RELEASE OF UNKNOWN CLAIMS AND WAIVER OF ANY STATUTORY PROTECTION AGAINST A RELEASE OF UNKNOWN CLAIMS. EACH PARTY, ON BEHALF OF THE APPLICABLE RELEASING PARTIES, ACKNOWLEDGES AND AGREES THAT THIS WAIVER IS AN ESSENTIAL AND MATERIAL TERM OF THIS AGREEMENT.

Section 3.02 Covenant Not to Sue. Each of the Releasing Parties covenants and agrees that it will not, and will cause each of its controlled Affiliates not to, institute any action, suit, or proceeding against any Released Party with respect to any Released Claim.

Article IV. REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties of the Issuer. The Issuer hereby represents and warrants to the Holders and the Acquiror as follows:

(a)	Organization and Good Standing. The Issuer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

(b)	Authorization; Enforceability. The Issuer has full corporate power and authority to execute, deliver, and perform its obligations under this Agreement. The execution, delivery, and performance of this Agreement by the Issuer have been duly authorized by all necessary corporate action. This Agreement constitutes the legal, valid, and binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity.

(c)	No Conflicts. The execution, delivery, and performance of this Agreement by the Issuer do not and will not (i) violate or conflict with the certificate of incorporation or bylaws of the Issuer, (ii) violate any law, order, judgment, or decree applicable to the Issuer, or (iii) require any consent, approval, or authorization of, or filing with, any Governmental Authority that has not been obtained or made, subject to compliance with the applicable requirements of U.S. state and federal securities laws.

(d)	SEC Filings. The Issuer has filed all reports, schedules, forms, statements, and other documents required to be filed by it with the SEC pursuant to the Exchange Act since January 1, 2024. As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing), such filings complied in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

(e)	Fair Value. The Issuer acknowledges and agrees that the Consideration constitutes fair consideration and reasonably equivalent value for the cancellation and release of the Secured Notes and the other obligations, rights and interests affected hereby.

Section 4.02 Representations and Warranties of the Acquiror. The Acquiror hereby represents and warrants to the Holders and the Issuer as follows:

(a)	Organization and Good Standing. The Acquiror is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

(b)	Authorization; Enforceability. The Acquiror has full corporate power and authority to execute, deliver, and perform its obligations under this Agreement. The execution, delivery, and performance of this Agreement by the Acquiror have been duly authorized by all necessary corporate action. This Agreement constitutes the legal, valid, and binding obligation of the Acquiror, enforceable against the Acquiror in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity.

(c)	No Conflicts. The execution, delivery, and performance of this Agreement by the Acquiror do not and will not (i) violate or conflict with the certificate of incorporation or bylaws of the Acquiror, (ii) violate any law, order, judgment, or decree applicable to the Acquiror, or (iii) require any consent, approval, or authorization of, or filing with, any Governmental Authority that has not been obtained or made, subject to compliance with the applicable requirements of applicable U.S. state or federal securities laws.

(d)	Valid Issuance of Holder Shares. The Holder Shares, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid, and non-assessable, and will be free and clear of all Liens (other than restrictions arising under the Securities Act, other applicable securities laws or this Agreement). The issuance of the Holder Shares pursuant to this Agreement will not cause the Acquiror to exceed its authorized capital stock. The Acquiror Common Stock is registered under Section 12(b) of the Exchange Act and is listed on the Nasdaq, and the Acquiror has not received any notice of delisting. No judgment, order, ruling, regulation, decree, injunction, or award of any securities commission or similar securities regulatory authority or any other Governmental Authority, or of the Nasdaq, preventing or suspending trading in any securities of the Acquiror has been issued, and no proceedings for such purpose are, to the knowledge of the Acquiror, pending, contemplated or threatened. The transactions contemplated hereby do not require any vote of the equityholders of the Acquiror under applicable law, the rules and regulations of the Nasdaq or the governing documents of the Acquiror.

(e)	SEC Filings. The Acquiror has filed or furnished all reports, schedules, forms, statements, and other documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act since January 1, 2024. As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing), such filings complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations promulgated thereunder.

(f)	Fair Value. The Acquiror acknowledges and agrees that the Consideration constitutes fair consideration and reasonably equivalent value for the cancellation and release of the Secured Notes and the other obligations, rights and interests affected hereby.

(g)	Acquiror Status. As of the date of this Agreement, Acquiror is a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act and is currently eligible to register the resale of the Holder Shares for resale by the Holders on automatically effective Form S-3 promulgated under the Securities Act. As of the date of this Agreement, the Acquiror Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and neither Acquiror nor any of its subsidiaries has taken, or will take, any action designed to terminate, or that is likely to have the effect of terminating, the registration of the Acquiror Common Stock under the Exchange Act; nor has Acquiror nor any of its subsidiaries received any notification that the SEC is contemplating terminating such registration.

Section 4.03 Representations and Warranties of the Holders. Each Holder, severally and not jointly, hereby represents and warrants to and covenants and agrees with the Issuer and the Acquiror as follows:

(a)	Organization and Good Standing. It is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization.

(b)	Authorization; Enforceability. Such Holder has full power and authority to execute, deliver, and perform its obligations under this Agreement. The execution, delivery, and performance of this Agreement by such Holder have been duly authorized by all necessary action. This Agreement constitutes the legal, valid, and binding obligation of such Holder, enforceable against such Holder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity.

(c)	Ownership of Secured Notes. Such Holder is the direct legal or beneficial owner of the Secured Notes or is the nominee, investment manager, or advisor for beneficial holders of the Secured Notes, as set forth opposite its name on Exhibit A, free and clear of all Liens, other than customary Liens attributable to securities or notes held by a bank, prime-broker, or broker-dealer on behalf of a Holder. Except as otherwise permitted hereunder, such Holder has not assigned, transferred, pledged, hypothecated, or otherwise disposed of any interest in such Secured Notes, other than customary Liens attributable to securities or notes held by a bank, prime-broker, or broker-dealer on behalf of a Holder. As of the date of this Agreement, other than customary Liens attributable to securities or notes held by a bank, prime-broker, or broker-dealer on behalf of a Holder, such Holder has not, in whole or in part, (i) assigned, transferred, hypothecated, pledged or otherwise disposed of all or any portion of its Secured Notes or its rights in or to all or any portion of its Secured Notes, or (ii) given any person or entity any transfer order, power of attorney or other authority of any nature whatsoever with respect to all or any portion of its Secured Notes which would limit such Holder’s power to surrender its Secured Notes hereunder in exchange for Holder’s respective portion of the Consideration. Such Holder covenants that it shall not take any of the actions set forth in the immediately preceding sentence. Such Holder has the full power and authority to surrender its Secured Notes as provided in this Agreement and its Secured Notes are not subject to any agreement, arrangement or restriction with respect thereto, other than customary Liens attributable to securities or notes held by a bank, prime-broker, or broker-dealer on behalf of a Holder. No additional consideration for any purpose shall be due to such Holder at the Closing with respect to its Secured Notes, other than the payment to such Holder of its respective portion of the Consideration as provided herein. As of the date of this Agreement, no event of default under the terms of such Holder’s Secured Notes has been declared by such Holder under its Secured Note and, to the knowledge of such Holder, no event of default under the terms of such Holder’s Secured Notes exists or is continuing with respect to its Secured Notes.

(d)	Accredited Investor Status. Such Holder is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(e)	Short Position. As of the date hereof, (i) such Holder does not own, beneficially or of record, greater than 3% of the issued and outstanding shares of common stock, par value $0.001 per share, of the Issuer (“Issuer Securities”) and (ii) neither such Holder nor any Affiliate thereof that is managed or advised by the same investment advisor or manager and that does not operate independently of such Holder pursuant to customary “information barriers” (such Affiliate, a “Related Fund”) owns, beneficially or of record, greater than 3% of the issued and outstanding Acquiror Securities.

(f)	Investment Intent. Such Holder is acquiring the Holder Shares for its own account for investment purposes only and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act or any applicable state securities laws. Such Holder understands that the Holder Shares have not been registered under the Securities Act or any state securities laws by reason of a specific exemption therefrom, and that the Holder Shares must be held indefinitely unless subsequently registered under the Securities Act and applicable state securities laws or unless an exemption from such registration is available.

(g)	Information; Sophistication; Independent Investigation. Such Holder has had access to such information relating to the business, finances, and operations of the Acquiror and the terms and conditions of the transactions contemplated hereby (including but not limited to the offer and sale of the Holder Shares) as it deems necessary to make an informed decision. Such Holder has had an opportunity to ask questions of, and receive answers from, the Acquiror regarding such transactions to the extent such Holder deems necessary to make an informed decision. Such Holder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the transactions contemplated by this Agreement. Such Holder has made an independent decision to sell its Secured Notes based on all information available to it, which such Holder acknowledges and agrees is adequate to allow it to make such decision. In making the decision to sell its Secured Notes pursuant to this Agreement, such Holder has relied solely upon such Holder’s own independent investigation and diligence and has not relied on any statements, representations or warranties, investigation (including with respect to the accuracy, completeness or adequacy of the Issuer’s and the Acquiror’s public disclosure) or other information provided by or on behalf of (i) any former, current or future, direct or indirect, director, manager, officer, employee, consultant, general or limited partner, member, stockholder, security holder, Affiliates, controlling person, successor, assignee, predecessor, financing source, attorney, advisor, agent or representative (or any of their respective successors or assigns), of the Acquiror, Merger Sub or any of their respective Affiliates, (ii) any former, current or future, direct or indirect, holder of any equity interests or securities of the Acquiror, Merger Sub or any of their respective Affiliates (or any of their respective successors or assigns), or (iii) any former, current or future, direct or indirect, director, manager, officer, employee, consultant, general or limited partner, member, stockholder, security holder, Affiliates, controlling person, successor, assignee, predecessor, financing source, attorney, advisor, agent or representative of any of the foregoing (or any of their respective successors or assigns) concerning the Issuer, the Acquiror, Merger Sub, the transactions contemplated hereby or the risks associated therewith.

(h)	No General Solicitation. Such Holder is not obtaining the Holder Shares as a result of any advertisement, article, notice or other communication regarding the Acquiror Common Stock published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(i)	No Broker. Such Holder has not engaged any broker, finder, or investment banker in connection with the transactions contemplated by this Agreement.

(j)	Fair Value. Such Holder acknowledges and agrees that the Consideration constitutes fair consideration and reasonably equivalent value for the cancellation and release of the Secured Notes and the other obligations, rights and interests affected hereby.

Article V. CONDITIONS PRECEDENT

Section 5.01 Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by all Parties) of the following conditions:

(a)	No injunction, order, decree, or ruling issued by any Governmental Authority of competent jurisdiction shall be in effect that prohibits or restrains the consummation of the transactions contemplated hereby.

(b)	All of the conditions contained in Article 7 of the Merger Agreement, other than the conditions contained in Section 7.2(f), shall have been satisfied (other than conditions that by their nature can only be satisfied at the closing of the Merger) or waived by the Acquiror, Merger Sub or the Issuer or Merger Sub, such that the Merger shall be and is consummated substantially simultaneously with the Closing.

(c)	All filings required under applicable securities laws and the rules and regulations of any stock exchange on which the Acquiror Common Stock is listed shall have been made, and all necessary approvals in connection therewith shall have been obtained.

Section 5.02 Conditions to Obligations of the Holders. The obligations of each Holder to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by such Holder) of the following conditions:

(a)	The representations and warranties of the Acquiror set forth in this Agreement shall be true and correct in all material respects as of the Closing Date, except to the extent that any failures of such representations and warranties to be so true and correct, individually or in the aggregate, have not prevented, and do not prevent, the Acquiror from paying the Consideration when due and payable in the accordance with the terms of this Agreement.

(b)	The Acquiror shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by them under this Agreement on or prior to the Closing Date.

(c)	The Issuer shall have paid at the Closing (i) all Holders Counsel Fees incurred through the Closing Date in accordance with Section 8.15 and (ii) all payments contemplated by Section 2.01(b) by wire transfer of immediately available funds pursuant to wire instructions provided by each Holder prior to or concurrently with the Closing; provided, that the foregoing clause (ii) shall solely be a condition to the obligations of a Holder of one or more First Lien Secured Notes to consummate the transactions contemplated by this Agreement.

(d)	The Holders and the Acquiror shall have entered into the registration rights agreement in substantially the form as set forth on Exhibit B.

(e)	The Holder Shares shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

(f)	In the case of Holders of the First Lien Secured Notes, Holders of the Second Lien Secured Notes shall have substantially contemporaneously consummated the transactions contemplated hereby, and in the case of Holders of the Second Lien Secured Notes, Holders of the First Lien Secured Notes shall have substantially contemporaneously consummated the transactions contemplated hereby; provided that, the condition contemplated by this Section 5.02(f) shall be deemed satisfied in the event the Court of Chancery of the State of Delaware (or, if such court declines jurisdiction, a federal court of the United States of America sitting in the State of Delaware) imposes or enters any judgment or order requiring Holders refusing to consummate the transactions contemplated hereby to consummate such transactions.

Section 5.03 Conditions to Obligations of the Acquiror. The obligations of the Acquiror to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Issuer and the Acquiror) of the following conditions:

(a)	The representations and warranties of each of the Holders set forth in this Agreement shall be true and correct in all material respects as of the Closing Date.

(b)	Each Holder shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by such Holder under this Agreement on or prior to the Closing Date.

Article VI. SECURITIES LAW MATTERS

Section 6.01 Disclosure. Each Party acknowledges that, to the extent required by applicable law, the rules and regulations of the SEC, or the rules of any stock exchange on which the securities of the Issuer or the Acquiror are listed, the transactions contemplated by this Agreement may be disclosed publicly, including in filings made with the SEC in accordance with the terms of this Agreement; provided, that, the identity of the Holders may not be disclosed without their prior consent (which consent may not be unreasonably withheld, conditioned or delayed) except that a Holder may be named in the Shelf Registration Statement to the extent required by law, unless such Holder has elected to not to include its Holder Shares in the Shelf Registration Statement.

Section 6.02 Compliance with Securities Laws. Each Holder agrees that it will not offer, sell, pledge, transfer, or otherwise dispose of any Holder Shares except in compliance with the Securities Act, any applicable state securities laws, and any other applicable laws.

Article VII. ADDITIONAL COVENANTS

Section 7.01 Further Assurances. Each Party shall execute and deliver such additional documents, instruments, and agreements, and take such further actions, as may be reasonably necessary to effectuate the purposes of this Agreement.

Section 7.02 Public Announcements. The Parties shall consult with each other before issuing any press release or making any public announcement with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public announcement without the prior written consent of the other Parties, except as may be required by applicable law, the rules and regulations of the SEC, or the rules of any stock exchange on which the securities of the Issuer or the Acquiror are listed.

Section 7.03 Tax Matters. Each Holder acknowledges and agrees that it (a) has had an opportunity to review with his, her or its own tax advisors the tax consequences of this Agreement, (b) must rely solely on its advisors and not on any statements or representations made by the Acquiror, the Issuer or any of their respective Affiliates, agents or representatives, (c) understands that each Holder (and not the Acquiror, the Issuer or any of their respective Affiliates, agents or representatives) shall be responsible for any tax liability of such Holder that may arise as a result of this Agreement. Each Party shall be responsible for its own tax reporting obligations arising from the transactions contemplated by this Agreement. The Acquiror shall use commercially reasonable efforts to provide each Holder with such information as may be reasonably necessary for such Holder to satisfy its tax reporting obligations. Each Holder shall, at least ten (10) Business Days prior to the Closing, provide a duly completed and executed United Stated Internal Revenue Service (“IRS”) Form W-9 or an appropriate IRS Form W-8, as applicable, in connection with the delivery of this Agreement. Subject in all respects to Sections 1.1(a) and 2.9 of the Merger Agreement, the Parties agree to use commercially reasonable efforts to implement the transactions contemplated by this Agreement in a tax-efficient manner as mutually determined by the Parties.

Section 7.04 Material Non-Public Information. After the date of filing of any public disclosure regarding this Agreement, neither the Issuer nor Acquiror shall provide any Holder with any material non-public information without such Holder’s prior written consent.

Section 7.05 Non-Solicitation. From and after the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Section 8.17, the Holders shall not, and shall cause their respective Related Funds and employees and directors and other representatives acting on their behalf not to, directly or indirectly: (a) initiate, seek, facilitate, solicit or knowingly encourage (including by way of furnishing information or assistance of any kind) the submission of any Competing Proposal or any proposal, request or offer that could reasonably be expected to result in a Competing Proposal or induce or take any other action designed or intended to lead to, or that could reasonably be expected to lead to any inquiry with respect to, or the making, submission or announcement of, any Competing Proposal; (b) enter into, continue or otherwise participate or engage in any discussions or negotiations with, or furnish (or cause to be furnished) any material nonpublic information to, any Person relating to a Competing Proposal or any inquiry or request that could reasonably be expected to lead to a Competing Proposal (other than informing any third party of the existence of the provisions contained in this Section 7.05); (c) adopt, approve, authorize, recommend, or enter into any merger agreement, acquisition agreement, reorganization agreement, letter of intent, agreement in principle, memorandum of understanding, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding relating to any Competing Proposal; or (d) resolve or agree to do any of the foregoing. The Holders shall, and shall cause their respective Related Funds and employees and directors and other representatives acting on their behalf to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date hereof with any Persons conducted heretofore with respect to a Competing Proposal (or that could reasonably be expected to lead to a Competing Proposal). Notwithstanding anything to the contrary in this Section 7.05, nothing in this Section 7.05 shall restrict any Holder or any of its Affiliates from (i) maintaining any investment in any Person that submits or makes a Competing Proposal independently and without solicitation, encouragement, facilitation, or assistance of any kind from such Holder or any of its Affiliates, or (ii) acting as a passive investor with respect to any Person in accordance with the representations and undertakings reflected in a Schedule 13G (or Schedule 13G/A) filed pursuant to Rule 13d-1(b) or Rule 13d-1(c) under the Exchange Act, in each case, so long as such Holder and its Affiliates otherwise comply with this Section 7.05.

Article VIII. MISCELLANEOUS

Section 8.01 Notices. All notices, requests, demands, and other communications under this Agreement shall be sent by email and shall be deemed to have been duly given upon confirmation of receipt, including by a “read receipt requested” function, and can also (in addition to email) be delivered personally or sent by overnight courier to the Parties at the addresses set forth on the signature pages hereto or at such other address as a Party may designate by notice to the other Parties and shall be deemed to have been duly given one (1) Business Day after being sent.

Section 8.02 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any conflicts of law principles that would require the application of the laws of any other jurisdiction.

Section 8.03 Jurisdiction and Venue. Each Party hereby irrevocably and unconditionally (a) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court declines jurisdiction, the federal courts of the United States of America sitting in the State of Delaware) for any action, suit, or proceeding arising out of or relating to this Agreement, (b) waives any objection it may now or hereafter have to the laying of venue in any such court, (c) waives any claim that any such court is an inconvenient forum, and (d) agrees that service of process in any such action, suit, or proceeding may be effected by mailing a copy thereof by registered or certified mail, postage prepaid, to such Party at its address set forth herein or at such other address as may be designated by notice.

Section 8.04 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.05 Entire Agreement. This Agreement and the Merger Agreement, together with the Exhibits attached hereto and thereto, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, among the Parties with respect thereto.

Section 8.06 Amendments and Waivers. No amendment, modification, or waiver of any provision of this Agreement shall be effective unless in writing and signed by (a) in the case of any amendment, by the Acquiror, the Issuer, and the Required Consenting Noteholders and (b) in the case of a waiver, the Party waiving its rights hereunder; provided that the waiver of rights by the Holders of at least a majority of the outstanding Second Lien Secured Notes shall constitute the waiver of the rights of Holders of all Second Lien Secured Notes. No failure or delay by any Party in exercising any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

Section 8.07 Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein; provided, that such construction shall not materially alter the economic benefits to any Party.

Section 8.08 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except in accordance with Section 8.09, neither this Agreement nor any right or obligation of any Party hereunder may be assigned by (a) in the case of any Holder or the Issuer, without prior written consent of the Acquiror or (b) in the case of the Acquiror, without the prior written consent of the Required Consenting Noteholders, except that the Acquiror may assign its rights and obligations under this Agreement to any Affiliate or successor entity without such consent; provided, that no such assignment shall relieve the Acquiror of its obligations hereunder.

Section 8.09 Restrictions on Transfers. Except as otherwise set forth in this Section 8.09 or with the prior written consent of the Acquiror, each Holder covenants and agrees that it shall not, between the date hereof and the earlier to occur of the Closing or the termination of this Agreement in accordance with Section 8.17, directly or indirectly convey, sell, transfer, encumber, pledge, hypothecate or assign (a “Transfer”) such Holder’s Secured Notes or any interest therein (other than customary Liens attributable to securities or notes held by a bank, prime-broker, or broker-dealer on behalf of a Holder) unless such Transfer is to an entity that first agrees, in writing, to be bound by the terms of this Agreement by executing and delivering to the Issuer and the Acquiror a joinder to this Agreement at least two (2) Business Days prior to the effectiveness of the Transfer. Such transferee, upon consummation of a Transfer in accordance herewith shall be deemed to make all of the representations, warranties and covenants of a Holder set forth in this Agreement, and shall be deemed to be a Party and a Holder for all purposes under this Agreement upon compliance with the foregoing. Any Transfer made in violation of this Section 8.09 shall be void ab initio. Notwithstanding anything to the contrary in this Section 8.09, the restrictions on Transfer set forth in this Section 8.09 shall not apply to the grant of any liens or encumbrances on any claims and interests in favor of a bank or broker-dealer holding custody of such claims and interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests.

Section 8.10 No Net Short Positions. Each Holder agrees that, from the execution hereof until the consummation of the transactions contemplated by the Merger Agreement, such Holder shall not, and shall cause its Related Funds not to, (a) effect a transaction that results in such Holder, together with its Related Funds, holding short positions, swaps, hedges, forward contracts and other similar arrangements that create or are intended to create economic exposure with respect to a number of Acquiror Securities (collectively, a “Short Position”) that exceed the aggregate amount of Acquiror Securities held by such Holder together with its Related Funds (inclusive of any Acquiror Securities contemplated to be received by such Holder and its Related Funds as a result of the transactions contemplated hereby and the transactions contemplated by the Merger Agreement, and excluding any Short Position held by such Holder or Related Fund prior to the date hereof) or (b) otherwise take actions with the intent to depress, manipulate, or artificially influence the price of the Acquiror Securities in order to obtain additional or increased consideration in connection with the transactions contemplated by this Agreement.

Section 8.11 Relationship Among Parties. It is understood and agreed that no Holder owes any fiduciary duty or duty of trust or confidence of any kind or form to any other Party. In this regard, it is understood and agreed that any Holder may trade in Secured Notes without the consent of the Issuer, the Acquiror or any other Holder, subject to applicable securities laws, the terms of this Agreement and the terms of the applicable Note Documents. No prior history, pattern or practice of sharing confidences among or between the Parties shall in any way affect or negate this understanding and agreement. The Parties acknowledge and agree that this Agreement is entered into by the Holders solely in the capacity of creditors of the Issuer, and that the rights and obligations set forth herein relate exclusively to the Secured Notes held by the Holders. The Parties have no agreement, arrangement or understanding with respect to acting together for the purpose of acquiring, holding, voting or disposing of any securities (including the Notes and the Holder Shares) of the Issuer or the Acquiror and do not constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act or Rule 13d-5 promulgated thereunder. Notwithstanding any other provision of this Agreement to the contrary, nothing in this Agreement shall be construed or deemed to grant any Holder or any of its Attribution Parties beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of any equity securities of the Issuer or the Acquiror. All rights under this Agreement are separately granted to each Holder, and the use of a single document is for the convenience of the Issuer and the Acquiror. The decision to commit to enter into the transactions contemplated by this Agreement has been made independently.

Section 8.12 No Third-Party Beneficiaries. Except as expressly provided herein with respect to the Released Parties, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart by email (including in .pdf format) or other electronic means shall be equally as effective as delivery of an original executed counterpart.

Section 8.14 Construction. The headings in this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless the context otherwise requires, (a) all references to Articles, Sections, and Exhibits are to Articles, Sections, and Exhibits of this Agreement, (b) words in the singular include the plural and vice versa, (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, (d) the term “including” means “including without limitation,” and (e) the term “or” is not exclusive.

Section 8.15 Expenses. Each Party shall bear its own costs and expenses (including attorneys’ fees) incurred in connection with this Agreement and the transactions contemplated hereby; provided all fees and expenses of counsel to the Holders incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Issuer, subject to the terms of, and in accordance with, pre-existing fee reimbursement agreements (the “Holders Counsel Fees”) simultaneously with Closing; provided further, that, for the avoidance of doubt, to the extent that this Agreement is terminated in accordance with Section 8.17, the Issuer’s reimbursement obligations under this Section 8.15 shall survive with respect to any and all such fees and expenses earned or incurred on or before the date of termination, and such termination shall not automatically terminate any applicable fee or engagement letters, if any, between the Issuer and the applicable party or professional.

Section 8.16 Specific Performance. The Parties acknowledge and agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms, and that the Parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at law or in equity.

Section 8.17 Termination. Any Party may terminate this Agreement if (a)(i) there has been a material breach by another Party of the representations, warranties or covenants contained in this Agreement, (ii) a non-breaching Party provides written notice to the other Parties of such material breach and (iii) such material breach is not cured by the date that is ten (10) Business Days following the date of delivery of such written notice; provided that, notwithstanding anything herein to the contrary, in no event shall a Holder be entitled to terminate this Agreement pursuant to the foregoing clause (a) as a result of a material breach by another Holder or (b) the Closing has not taken place on or prior to the fifth Business Day following Outside Date (as defined in the Merger Agreement); provided, that, except with respect to the automatic extension of the Initial Outside Date contemplated by Section 8.1(b) of the Merger Agreement, Issuer and Acquiror shall not be permitted to extend the Outside Date without the prior written consent of the Required Consenting Noteholders and provided, further, that a termination of this Agreement by any Holder of Second Lien Secured Notes shall require notice of termination from Holders of at least a majority of outstanding Second Lien Secured Notes. Notwithstanding the foregoing, this Agreement shall automatically terminate, without any further action by any Party hereto, upon the termination of the Merger Agreement in accordance with its terms. Upon any termination of this Agreement, this Agreement shall be of no further force or effect, and no Party hereto shall have any further rights or obligations hereunder; provided, however, that such termination shall not relieve any Party of liability for any breach of this Agreement occurring prior to such termination. The holders of the First Lien Secured Notes may terminate this Agreement (x) upon any failure by the Issuer to pay principal, interest or any other amount due and payable as and when required under the First Lien Notes Indenture or the other First Lien Notes Documents or (y) upon any breach of Section 4.24 (Minimum Qualified Cash) of the First Lien Secured Notes Indenture, in each case, if such failure to pay or such breach has not been cured by Issuer or the Acquiror within fifteen (15) Business Days after the later of the Issuer’s and the Acquiror’s receipt of written notice thereof from the holders of the First Lien Secured Notes; provided that, with the prior written consent of the holders of the First Lien Secured Notes (not to be unreasonably withheld, conditioned or delayed), in the event the Acquiror and/or the Issuer is working in good faith to cure such failure to pay or breach by the end of such fifteen (15) Business Day period, such fifteen (15) Business Day period shall extend to twenty (20) Business Days. Notwithstanding the foregoing, Section 7.02, Section 8.01, Section 8.02, Section 8.03, Section 8.04, Section 8.05, Section 8.06, Section 8.07, Section 8.08, Section 8.11, Section 8.12, Section 8.13, Section 8.14, Section 8.15 shall survive any termination of this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

ISSUER:

LivePerson, Inc.

By:	/s/ John Collins
Name:	John Collins
Title:	Chief Financial Officer and Chief Operating Officer

Address for Notices:

LivePerson, Inc.

530 7th Avenue, Floor M1

New York, NY 10018

Attention: John Collins

    Monica Greenberg

Email: [***]

ACQUIROR:

SoundHound AI, Inc.

By:	/s/ Keyvan Mohajer
Name:	Keyvan Mohajer
Title:	Chief Executive Officer

Address for Notices:

SoundHound AI, Inc.

5400 Betsy Ross Drive

Santa Clara, CA 95054

Attention: Keyvan Mohajer

   Warren Heit

Email: [***]

HOLDERS:

LYNROCK LAKE MASTER FUND LP

By: Lynrock Lake Partners LLC, its general partner

By:	/s/ Cynthia Paul
Name:	Cynthia Paul
Title:	Member

Address for Notices:

Email: [***]

[Signature page to Notes Restructuring Agreement]

EXHIBIT A

SCHEDULE OF HOLDERS AND SECURED NOTES

Holder Name	Principal Amount of First Lien Secured Notes	Percentage of First Lien Holder Shares	Principal Amount of Second Lien Secured Notes	Percentage of Second Lien Holder Shares
[On File With the Issuer]	-	-	-	-
TOTAL	-	-	$120,845,834	100.00%

EXHIBIT B

REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT

by and among

SOUNDHOUND AI, INC.,

AND

THE OTHER HOLDERS FROM TIME TO TIME PARTIES
HERETO

Dated as of [___], 2026

B-i

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [__], 2026, is by and among (i) SoundHound AI, Inc., a Delaware corporation (“Company”) and the Holders (as defined herein) party hereto for which an authorized signatory has provided a signature across from such Holder’s name on Schedule A hereto (each a “Party” and, collectively, the “Parties”).

WHEREAS, the Company has entered into that certain notes restructuring agreement the (“Notes Restructuring Agreement”) with LivePerson, Inc., a Delaware corporation (“LivePerson”), and the Holders, dated April [__], 2026, and has agreed to provide the Holders with certain resale shelf registration rights with respect to the Registrable Securities (as herein after defined) received by the Holders pursuant to the Notes Restructuring Agreement; and

WHEREAS, the Company, LivePerson and Lightspeed Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”), have entered into that certain Merger Agreement (as amended, supplemented or modified from time to time in accordance with the terms thereof, the “Merger Agreement”), dated April [__], 2026, pursuant to which, upon the terms and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, among other things, at the Effective Time (as defined in the Merger Agreement), Merger Sub shall merge with and into LivePerson (the “Merger”), the separate corporate existence of Merger Sub shall cease and LivePerson shall continue as the surviving corporation of the Merger and a direct, wholly owned subsidiary of the Company.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto mutually agree as follows:

Article I.
DEFINITIONS

Section 1.01 Definitions.

(a) The following terms, as used herein, have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Persons directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided, that (i) “Affiliate” shall not include any portfolio company of any specified Person and (ii) with respect to the Company, “Affiliates” means the Company and any Person that is controlled, directly or indirectly, by the Company.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in the City of New York are authorized or obligated by law or executive order to close.

“Commission” means the U. S. Securities and Exchange Commission.

“Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of the Company (NASDAQ:SOUN).

“Holder” means any holder from time to time of Registrable Securities that is a Party to this Agreement.

“Joinder Agreement” means a joinder agreement to this Agreement, a form of which is attached hereto as Exhibit A.

“Person” means an individual, a corporation, a partnership, limited liability entity, an association, a trust or any other entity or organization, including a government, a political subdivision or an agency or instrumentality thereof.

“Registrable Securities” means (i) the Common Stock received by the Holders pursuant to the Notes Restructuring Agreement and (ii) any other common securities issued or issuable therefor or with respect thereto, whether by way of stock split, stock dividend, reclassification, subdivision or reorganization, recapitalization, merger, consolidation, distribution or similar event. As to any particular Registrable Securities, such securities shall cease to constitute Registrable Securities when (1) a registration statement with respect to the offering of such securities by the Holder thereof shall have been declared effective under the 1933 Act and such securities shall have been sold, transferred or disposed of pursuant to such registration statement, (2) such securities have been sold pursuant to a Rule 144 Transfer, (3) such securities shall have been repurchased by the Company or ceased to be outstanding, (4) such securities shall have been otherwise transferred by such Holder to an entity or Person other than pursuant to Section 3.05, new certificates for such securities not bearing (or book-entry positions not subject to) a 1933 Act legend restricting further transfer shall have been delivered by the Company and subsequent disposition of them shall not require registration or qualification of them under the 1933 Act or any state securities or blue sky law then in effect or (5) such Holder is able to dispose of all of its Registrable Securities pursuant to Rule 144 without volume limitation or other restrictions on transfer thereunder and without any requirement that current public information be available with respect to the Company or that the Company has complied with public reporting requirements under the 1934 Act.

“Rule 144” means Rule 144 under the 1933 Act (or any successor Rule).

“Rule 144 Transfer” means any transfer for value conducted in accordance with Rule 144 (or any successor rule promulgated thereafter by the Commission).

(b) The following terms are defined in the respective Sections set opposite each such term below

Term	Section
Advice	Section 2.02
Agreement	Preamble
Blackout Period	Section 2.05
Company	Preamble
Filing Deadline	Section 2.01(a)
Registration Default	Section 2.01(e)
Registration Default Payment	Section 2.01(e)
Opt-Out Request	Section 3.01
Shelf Registration	Section 2.01(a)
Shelf Registration Statement	Section 2.01(a)

Article II.
REGISTRATION RIGHTS

Section 2.01 Resale Shelf Registration.

(a) The Company shall (i) file on the date hereof (the “Filing Deadline”) a registration statement on Form S-3, including but not limited to by way of a prospectus supplement to an existing shelf registration statement of the Company, to register for resale from time to time the Registrable Securities of the Holders then outstanding on a delayed or continuous basis pursuant to Rule 415 under the 1933 Act or any successor rule thereto (such shelf registration, a “Shelf Registration”, and such registration statement, a “Shelf Registration Statement”) and (ii) use its reasonable best effort to maintain the effectiveness of such registration statement in accordance with clause (b) of this Section 2.01. The Shelf Registration Statement shall be an “automatic shelf registration statement” as defined under Rule 405 of the 1933 Act and shall become effective upon filing with the Commission pursuant to Rule 462(e) under the 1933 Act; provided, however, that if the Company is not eligible to use an “automatic shelf registration statement” as of the Filing Deadline, the Company shall nevertheless file a Shelf Registration Statement on Form S-3 (or such other appropriate form) on the Filing Deadline and shall use its reasonable best efforts to cause such Shelf Registration Statement to be declared effective by the Commission as soon as practicable after the filing thereof, but in no event later than the earlier of (i) sixty (60) calendar days following the Filing Deadline if the Commission notifies the Company that it will “review” the Shelf Registration Statement and (ii) the third (3rd) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the registration statement will not be “reviewed” or will not be subject to further review (such earlier time, the “Effectiveness Deadline”). The “Plan of Distribution” section of such Shelf Registration Statement shall permit all methods of distribution permitted by applicable law, including underwritten offerings, at-the-market transactions, brokerage transactions, Rule 144 sales, private transactions, “bought deals,” overnight underwritten offerings, block trades, trades through options, short sales, forward sales, puts, agented transactions, stock lending transactions, hedging and other derivative transactions and sales not involving a public offering by its pledgees, assignees, donees, transferees or successors-in-interest.

(b) The Company shall use its reasonable best efforts to keep any Shelf Registration Statement continuously effective under the 1933 Act (including, if necessary, by renewing or refiling a Shelf Registration Statement prior to expiration of the existing Shelf Registration Statement or by filing with the Commission a post-effective amendment or a supplement to the Shelf Registration Statement or any document incorporated therein by reference or by filing any other required document or otherwise supplementing or amending the Shelf Registration Statement, if required by the rules, regulations or instructions applicable to the registration form used by the Company for such Shelf Registration Statement or by the 1933 Act, the 1934 Act, any state securities or blue sky laws, or any rules and regulations thereunder) in order to permit the prospectus forming a part thereof to be usable by Holders, as to such Registrable Securities, until the date as of which such securities cease to be Registrable Securities.

(c) The Company will use reasonable best efforts to remain eligible to use Form S-3. In the event that Form S-3 is not available for the registration of the resale of Registrable Securities hereunder, the Company shall (i) register the resale of the Registrable Securities on a continuous basis on another appropriate form reasonably acceptable to the Holders, including a Form S-1, and (ii) undertake to register the Registrable Securities on Form S-3 promptly; provided, that the Company shall maintain the effectiveness of the Registration Statement then in effect until such time as a Registration Statement on Form S-3 covering the Registrable Securities has been declared effective by the Commission.

(d) Notwithstanding anything contained herein, in the event that the Commission requires the Company to reduce the number of Registrable Securities to be included in a Shelf Registration Statement in order to allow the Company to rely on Rule 415 with respect to such Shelf Registration Statement, then the Company shall reduce the number of Registrable Securities to be included in such Shelf Registration Statement to the maximum number of securities as is permitted to be registered by the Commission. Any such reduction shall be allocated among the Holders on a pro rata basis based on the number of Registrable Securities held by each Holder relative to the aggregate number of Registrable Securities held by all Holders. In the event of any reduction in Registrable Securities pursuant to this paragraph, the Company shall use its reasonable best efforts to file one or more additional Shelf Registration Statements so as to cover all of the Registrable Securities not covered by such initial Shelf Registration Statement until such time as all Registrable Securities have been included in Shelf Registration Statements that have been declared effective and the prospectuses contained therein are available for use by the Holders, in each case as soon as practicable (taking into account any position of the staff of the Commission with respect to the date on which the Commission will permit such additional Shelf Registration Statement(s) to be filed and the rules and regulations of the Commission).

(e) If (i) the Shelf Registration Statement is not filed by the Filing Deadline (regardless of application of a Blackout Period), (ii) the Shelf Registration Statement has not been declared effective by the Effectiveness Deadline, (iii) after the Shelf Registration Statement has been declared effective, such Shelf Registration Statement ceases to be effective or the prospectus contained therein ceases to be usable for a period in excess of any Blackout Period permitted under Section 2.05, or (iv) the Holders are otherwise unable to use the Shelf Registration Statement or the prospectus contained therein due to the operation of Section 2.02(d) or the last paragraph of Section 2.02 (each such event, a “Registration Default”), then the Company shall pay to each Holder, as liquidated damages and not as a penalty, an amount equal to 1.0% of such Holder’s pro rata portion, determined based on the Holder Shares (as defined in the Notes Restructuring Agreement) actually received by the Holder on the date hereof or transferred to the Holder in connection with an assignment pursuant to Section 3.05, of (x) the First Lien Holder Aggregate Stock Consideration Amount (as defined in the Notes Restructuring Agreement) or (y) the Second Lien Holder Aggregate Stock Consideration Amount (as defined in the Notes Restructuring Agreement), as applicable, constituting Registrable Securities subject to such Registration Default (the “Consideration Amount”) for each 30-day period (or pro rata portion thereof) during which such Registration Default continues (each such payment, a “Registration Delay Payment”). Registration Delay Payments shall be paid on the first Business Day following each 30-day period during which a Registration Default is continuing and shall accrue from and including the date on which the applicable Registration Default first occurs until such Registration Default is cured; provided that the aggregate Registration Delay Payments made to any Holder pursuant to this Agreement shall in no event exceed 3.0% of such Holder’s Consideration Amount. The Parties agree that the Registration Delay Payments represent a reasonable estimate of the damages that may be incurred by the Holders by reason of any Registration Default and shall not be deemed to constitute a penalty.

SECTION 2.02 Registration Procedures.  With respect to any registration which includes Registrable Securities held by a Holder, the Company will, subject to Section 2.01, promptly:

(a) prepare and file with the Commission a registration statement on the appropriate form prescribed by the Commission and cause such registration statement to become effective, each in accordance with Section 2.01, and to be maintained in effect in accordance with the terms of this Agreement; provided, further, that before filing a registration statement or prospectus or any amendments or supplements thereto (excluding any filings required to be made pursuant to the 1934 Act in the reasonable determination of the Company), the Company will furnish to the Holders covered by such registration statement and their counsel copies of or drafts of all such documents proposed to be filed, at least ten (10) Business Days prior to the filing thereof, which documents will be subject to the reasonable review of such Holders and their counsel. Each Holder will have the opportunity to object to any information pertaining to such Holder that is contained therein and the Company will make the corrections reasonably requested by such Holder with respect to such information two (2) Business Days prior to filing any registration statement or amendment thereto or any prospectus or any supplement thereto; provided, however, that the Company will not include on any registration statement or amendment thereto (excluding any filings required to be made pursuant to the 1934 Act in the reasonable determination of the Company) or any prospectus or any supplement thereto Registrable Securities of any Holder that objects in writing one (1) Business Days prior to such filing to such inclusion in such filing or to any description of it therein. In no event shall any Holder be identified as a statutory underwriter in the registration statement unless in response to a comment or request from the staff of the Commission or another regulatory agency; provided, however, that if the Commission requests that a Holder be identified as a statutory underwriter in the registration statement, such Holder will have an opportunity to withdraw from the registration statement;

(b) prepare and file with the Commission such amendments and post-effective amendments to such registration statement and any documents required to be incorporated by reference therein as may be necessary to keep the registration statement effective; cause the prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the 1933 Act; and comply with the provisions of the 1933 Act applicable to it with respect to the disposition of all Registrable Securities covered by such registration statement during the applicable period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement or supplement to the prospectus;

(c) furnish to such Holder, without charge, such number of conformed copies of the registration statement and any post-effective amendment thereto, as such Holder may reasonably request, and such number of copies of the prospectus (including each preliminary prospectus) and any amendments or supplements thereto, and any documents incorporated by reference therein as the Holder may reasonably request in order to facilitate the disposition of the securities being sold by such Holder (it being understood that the Company consents in writing to the use by the Holder covered by the registration statement in connection with the offering and sale of the securities covered by the prospectus or any amendments or supplements thereto of the prospectus and any amendment or supplement thereto that is prepared by the Company);

(d) promptly notify such Holder, at any time when a prospectus relating thereto is required to be delivered under the 1933 Act, when the Company becomes aware of the happening of any event as a result of which the prospectus included in such registration statement (as then in effect) contains any untrue statement of material fact or omits to state a material fact necessary to make the statements therein (in the case of the prospectus or any preliminary prospectus, in light of the circumstances under which they were made) not misleading and, as promptly as practicable thereafter, and in any event within five (5) Business Days of the Company becoming aware of such event, prepare and file with the Commission and furnish a supplement or amendment to such prospectus so that, as thereafter delivered to the investors of such securities, such prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(e) provide and cause to be maintained a transfer agent and registrar for all such Registrable Securities not later than the effective date of the registration statement;

(f) use its reasonable best efforts to cause all securities included in such registration statement to be listed, by the date of the first sale of securities pursuant to such registration statement, on any national securities exchange, quotation system or other market on which the Common Stock is then listed or proposed to be listed by the Company;

(g) make generally available to its security holders an earnings statement, which need not be audited, satisfying the provisions of Section 11(a) of the 1933 Act as soon as reasonably practicable after the end of the twelve (12)-month period beginning with the first month of the Company’s first fiscal quarter commencing after the effective date of the registration statement, which statement shall cover said twelve (12)-month period;

(h) after the filing of a registration statement, (i) promptly notify each Holder covered by such registration statement of any stop order issued or, to the Company’s knowledge, threatened by the Commission and of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction and (ii) take all reasonable actions to obtain the withdrawal of any order suspending the effectiveness of the registration statement or the qualification of any Registrable Securities at the earliest possible moment;

(i) if requested by such Holder, promptly incorporate in a prospectus supplement or post-effective amendment such information as such Holder reasonably requests to be included therein; and make all required filings of such prospectus supplement or post-effective amendment as soon as practicable after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;

(j) on or prior to the date on which the registration statement is declared effective, use its reasonable best efforts to register or qualify, and cooperate with such Holder and their counsel in connection with the registration or qualification of, the securities covered by the registration statement for offer and sale under the securities or blue sky laws of each state and other jurisdiction of the United States as such Holder requests in writing, to use reasonable best efforts to keep each such registration or qualification effective, including through new filings, or amendments or renewals, do any and all other acts or things necessary or advisable to enable the disposition in all such jurisdictions of the Registrable Securities covered by the applicable registration statement; provided that the Company will not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to general service of process in any such jurisdiction where it is not then otherwise subject;

(k) cooperate with such Holder if any, to facilitate the timely preparation and delivery of certificates or DRS or other book-entry statements (in each case not bearing any restrictive legends) representing securities to be sold under the registration statement, and enable such securities to be in such denominations and registered in such names as such Holder may request;

(l) pay the filing fee covering all Registrable Securities included in a registration statement at the time such registration statement is filed; and

(m) otherwise use its reasonable best efforts to take or cause to be taken all other actions necessary or reasonably advisable to effect the registration of such Registrable Securities contemplated by this Agreement.

The Holders, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.02(d) will forthwith discontinue disposition of the securities until the Holders’ receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.02(d) or until it is advised in writing (the “Advice”) by the Company that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings which are incorporated by reference in the prospectus, and, if so directed by the Company, each Holder will deliver to the Company (at the Company’s sole expense) all copies, other than permanent file copies then in such Holder’s possession, of the prospectus covering such securities current at the time of receipt of such notice.

Section 2.03 Registration Expenses.

(a) In the case of any registration hereunder, the Company shall bear all expenses incident to the performance of or compliance with this Agreement, including all Commission filing fees and expenses, fees and expenses of listing any Registrable Securities on any securities exchange on which the shares of Common Stock are then listed, fees and expenses of compliance with securities or blue sky laws, the costs and charges of any transfer agent and any registrar, all expenses and application fees incurred in connection with any filing with, and clearance of an offering by, the Financial Industry Regulatory Authority, Inc., printing expenses, messenger, telephone and delivery expenses, fees and disbursements of counsel for the Company and all independent certified public accountants and subject to the limitations set forth in Schedule B hereto, the reasonable and documented fees and disbursements of counsel to the Holders.

(b) The obligation of the Company to bear the expenses described in Section 2.03(a) shall apply irrespective of whether a registration, once properly demanded, if applicable, becomes effective, is withdrawn or suspended or revoked, or is converted to another form of registration and irrespective of when any of the foregoing shall occur.

Section 2.04 Indemnification.

(a) Indemnification by the Company. The Company agrees to indemnify and hold harmless, to the fullest extent permitted by law, each Holder, its officers, directors, employees, stockholders, members, general and limited partners, Affiliates and agents and each Person who controls (within the meaning of the 1933 Act or the 1934 Act) the Holder, including any general partner or manager of any thereof, against all losses, claims, damages, actions, liabilities and expenses (including reasonable counsel fees and disbursements) arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in or incorporated by reference in any registration statement, prospectus or preliminary prospectus, or any amendment thereof or supplement thereto, any “issuer free writing prospectus” (as defined in Rule 433 under the 1933 Act), any written communication undertaken in reliance on either Section 5(d) of, or Rule 163B under, the 1933 Act, in an offering of Registrable Securities in which such Holder participates, or in any document incorporated by reference therein or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of the prospectus or any preliminary prospectus, in light of the circumstances under which they were made) not misleading, (ii) any untrue statement or alleged untrue statement of a material fact in the information conveyed to any purchaser at the time of the sale to such purchaser, or the omission or alleged omission to state therein a material fact required to be stated therein, or (iii) any violation by the Company of any federal, state, common or other law, rule or regulation applicable to the Company in connection with such registration, including the 1933 Act, any state securities or “blue sky” laws or any rule or regulation thereunder in connection with such registration, except in each case insofar as the same are made in reliance on and in strict conformity with any information with respect to such Holder furnished in writing to the Company by such Holder expressly for use therein.

(b) Indemnification by the Holders. In connection with any registration statement in which a Holder is participating, each such Holder will furnish to the Company in writing such information with respect to such Holder as the Company reasonably requests for use in connection with any registration statement or prospectus covering the Registrable Securities of such Holder and to the extent permitted by law agrees to indemnify and hold harmless the Company, its directors, officers and agents and each Person who controls (within the meaning of the 1933 Act or the 1934 Act) the Company and any other Holder, against any losses, claims, damages, liabilities and expenses arising out of or based upon any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements in the registration statement or prospectus or preliminary prospectus (in the case of the prospectus or preliminary prospectus, in light of the circumstances under which they were made) not misleading, to the extent, but only to the extent, that such untrue statement or omission is made in reliance on and in conformity with the written information or signed affidavit with respect to such Holder so furnished in writing by such Holder expressly for use in the registration statement or prospectus; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders and the liability of each such Holder shall be in proportion to and limited to the net amount received by such Holder from the sale of Registrable Securities pursuant to a registration statement in accordance with the terms of this Agreement. The Company and the Holders hereby acknowledge and agree that, unless otherwise expressly agreed to in writing by the applicable Holders, the only information furnished or to be furnished to the Company for use in any registration statement or prospectus relating to the Registrable Securities or in any amendment, supplement or preliminary materials associated therewith are statements specifically relating to (a) the beneficial ownership of Registrable Securities by such Holder and its Affiliates and (b) the name and address of such Holder.

(c) Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party’s reasonable judgment there may be one or more legal or equitable defenses available to such indemnified party which are in addition to or may conflict with those available to the indemnifying party with respect to such claim or unless such representation would present a conflict of interest, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. The failure to so notify the indemnifying party shall not relieve the indemnifying party from any liability hereunder with respect to the action, except to the extent that such indemnifying party is materially prejudiced by the failure to give such notice; provided, however, that any such failure shall not relieve the indemnifying party from any other liability which it may have to any other party. No indemnifying party in the defense of any such claim or litigation, shall, except with the written consent of such indemnified party, which consent shall not be unreasonably withheld, conditioned or delayed, consent to entry of any judgment or enter into any settlement unless such judgment or settlement (i) includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of such indemnified party An indemnifying party shall not be liable under this Section 2.04 to any indemnified party regarding any settlement or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent is consented to by such indemnifying party, which consent shall not be unreasonably withheld, conditioned or delayed. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim.

(d) Contribution. If for any reason the indemnification provided for in Section 2.04(a) and Section 2.04(b), is unavailable to an indemnified party as contemplated by Section 2.04(a) and Section 2.04(b), then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the indemnified party and the indemnifying party, but also the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations. In no event shall the liability of any selling Holder be greater in amount than the amount of the net proceeds received by such Holder upon such sale or the amount for which such indemnifying party would have been obligated to pay by way of indemnification if the indemnification provided in Section 2.04(b) had been available. No Person guilty (as determined in a final non-appealable judgement) of fraudulent misrepresentation (within the meaning of the 1933 Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

SECTION 2.05 BLACKOUT PERIODS. Upon giving written notice to the Holders of Registrable Securities (which notice shall not, without the prior written consent of any Holder, disclose to such Holder any material non-public information), the Company shall be entitled to delay or suspend the filing or effectiveness of any registration statement or any amendment thereto or suspend the Holders’ use of any prospectus or any supplement thereto only to the extent reasonably necessary, if (a) the board of directors of the Company (the “Board”) determines that a postponement is in the best interest of the Company and its stockholders generally due to a proposed transaction involving the Company and determines in good faith that the Company’s ability to pursue or consummate such a transaction would be materially and adversely affected by any required disclosure of such transaction in such registration statement, or (b) the Board determines such registration would render the Company unable to comply with applicable securities laws, in each case as certified in a certificate of the Chief Executive Officer or Chief Financial Officer of the Company; provided, further, that (i) the Company may not delay the filing or effectiveness of, or suspend, any registration statement for longer than forty-five (45) consecutive calendar days (such period, a “Blackout Period”), in excess of ninety (90) days in any 12-month period or more than two (2) times in any 12-month period, (ii) the Company may not commence a Blackout Period within twenty (20) calendar days after the expiration of a prior Blackout Period, (iii) the Company shall promptly notify the Holders in writing upon the termination of any Blackout Period, and (iv) the Company may not file any registration statement during a Blackout Period (other than on Form S-4 or Form S-8 or any similar successor forms or another form used for a purpose similar to the intended use for such forms).

SECTION 2.06 PARTICIPATION IN REGISTRATIONS. No Holder may participate in any registration hereunder unless such Holder (a) agrees to sell its securities on the basis provided in the “Plan of Distribution”, and (b) completes and executes all questionnaires and other documents customarily required under the terms of such registration and provides such written information concerning itself as may be required for registration, including for inclusion in any registration statement; provided that such Holder shall be required to complete and execute such documents and provide such written information only to the extent the Holders of a majority of Registrable Securities participating in such registration shall also be required to complete and execute such documents and provide such written information.

SECTION 2.07 RULE 144. The Company shall use its reasonable best efforts to timely file the reports required to be filed by it under the 1934 Act or the 1933 Act (including the reports under Sections 13 and 15(d) of the 1934 Act referred to in subparagraph (c)(1) of Rule 144), and shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable the Holders to sell Registrable Securities without registration under the 1933 Act within the limitations of the exemption provided by Rule 144. Promptly upon request, the Company shall deliver to any Holder a written statement as to whether it has complied with such requirements and any other documents reasonably requested to remove restrictive legends or sell shares under Rule 144. The Company shall instruct the transfer agent to remove any legend, notation or similar designation restricting transferability of the Registrable Securities from the certificates or book-entries evidencing Registrable Securities if (a) such shares of Common Stock are sold pursuant to an effective registration statement under the 1933 Act; (b) a registration statement covering the resale of such shares of Common Stock is effective under the 1933 Act and the applicable Holder and any broker-dealer in custody of such securities delivers to the Company a “will comply” representation letter reasonably acceptable to the Company and its counsel; (c) such shares of Common Stock are sold or transferred pursuant to Rule 144 or (d) such shares of Common Stock are eligible for sale under Rule 144 without the requirement that the Company has complied with the public reporting requirements of the 1934 Act, provided that in the case of each of subsections (a) through (d), the Company and its transfer agent have timely received from Holder and any broker-dealer in custody of such securities customary representation and other documentation reasonably acceptable to the Company and the transfer agent in connection therewith. The Company shall bear all reasonable fees and expenses, including any legal opinion fees, reasonable and documented legal fees and expenses of counsel to the Holders subject to the limitations set forth in Schedule B hereto, transfer agent fees, and other out-of-pocket costs, incurred in connection with the removal of such legends.

SECTION 2.08 FURTHER ASSURANCE. Each Holder hereby agrees to take any and all reasonable actions required to be taken hereunder to ensure the performance by it of its obligations pursuant to this Agreement.

Article III.
MISCELLANEOUS

SECTION 3.01 NOTICES. All notices, requests, demands, and other communications under this Agreement shall be sent by email and shall be deemed to have been duly given upon confirmation of receipt, including by a “read receipt requested” function, and can also (in addition to email) be delivered personally or sent by overnight courier to the Parties at the addresses set forth on the signature pages or Schedule A hereto or at such other address as a Party may designate by notice to the other Parties and shall be deemed to have been duly given one (1) Business Day after being sent.

SECTION 3.02 BINDING EFFECT; BENEFITS; ENTIRE AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the Parties to this Agreement and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any Person other than the Parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein. This Agreement and the other agreements referred to in this Agreement embody the complete agreement and understanding among the Parties to this Agreement with respect to the subject matter of this Agreement and supersedes and preempts any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter of this Agreement in any way.

SECTION 3.03 NO WAIVER. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by any Party to exercise any right or privilege hereunder shall be deemed a waiver of such Party’s rights or privileges hereunder or shall be deemed a waiver of such Party’s rights to exercise the same at any subsequent time or times hereunder.

SECTION 3.04 AMENDMENT. No amendment, modification, or waiver of any provision of this Agreement shall be effective unless in writing and signed by (a) in the case of any amendment, the Company, Lynrock Lake Master Fund LP and the Holders that beneficially own a majority of Registrable Securities hereunder, provided that no amendment that disproportionately and adversely affects any individual Holder shall be effective without that Holder’s written consent, and (b) in the case of a waiver, the Party waiving its rights hereunder. No failure or delay by any Party in exercising any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

SECTION 3.05 ASSIGNABILITY. This Agreement and the rights and obligations of any Holder hereunder may be assigned or transferred, in whole or in part, (a) to any Affiliate of such Holder or (b) to any transferee of Registrable Securities who acquires such securities from such Holder (including by way of (i) sales to third parties or (ii) distributions or other transfers to partners, members, or shareholders of such Holder, or to any investment fund or other entity controlled by, controlling, or under common control with such Holder) and is unable to immediately sell, without limitations (including, but not limited to, any limitation on volume or manner of sale) or restrictions under Rule 144 (including, for the avoidance of doubt, any requirement that current public information be available with respect to the Company or that the Company to be in compliance with public reporting requirements under the 1934 Act), all Registrable Securities held by such Person, provided that such transferee executes and delivers a Joinder Agreement in the form attached hereto as Exhibit A, agreeing to be bound by the terms and conditions of this Agreement as a “Holder” and, for any transfer under clause (b) of this section, other than a transfer contemplated by clause (b)(ii), the aggregate value of the Registrable Securities being transferred to such transferee in such transaction is equal to or greater than five million dollars ($5,000,000). Any such permitted assignment or transfer shall not be deemed to terminate or otherwise affect any rights or obligations under this Agreement, and all references herein to the “Holder” shall be deemed to include such permitted assignees.

SECTION 3.06 TERMINATION; SURVIVAL. Except for Section 2.04 of this Agreement, which shall survive any such termination, (i) this Agreement shall terminate, with respect to any Holder, automatically when such Holder no longer holds any Registrable Securities, and (ii) this Agreement shall terminate as to all Parties when no Holder holds any Registrable Securities.

SECTION 3.07 APPLICABLE LAW. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware. Each of the Parties irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, solely if such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division), or if subject matter jurisdiction over the applicable matter is vested exclusively in the federal courts of the United States of America, the Federal court of the United States of America sitting in the district of Delaware, and any appellate court from any thereof, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the Parties further agrees to accept service of process in any manner permitted by such court. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

SECTION 3.08 SPECIFIC PERFORMANCE. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court (this being in addition to any other remedy to which they are entitled at law or in equity), and each Party hereto agrees to waive in any action for such enforcement the defense that a remedy at law would be adequate. The non-prevailing party to such proceeding shall reimburse the prevailing party for the reasonable costs of and expenses for counsel for such prevailing party incurred in connection with any such proceeding.

SECTION 3.09 SEVERABILITY. If any provision of this Agreement is declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of the Agreement will not be affected and will remain in full force and effect.

SECTION 3.10 SECTION AND OTHER HEADINGS; INTERPRETATION. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The term “or” is not exclusive and shall have the meaning represented by the term “and/or”. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

SECTION 3.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. A facsimile, Portable Document Format (PDF) or other reproduction of this Agreement may be executed by one or more Parties hereto, and an executed copy of this Agreement may be delivered by one or more Parties hereto by facsimile, PDF or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such Party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any Party hereto, all Parties hereto agree to execute an original of this Agreement as well as any facsimile, PDF or other reproduction hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

SOUNDHOUND AI, INC.

By:
Name:
Title:

Notice Address:

Email:

[Signature Page to Registration Rights Agreement]

Schedule A

Signature and Notice Information of Holders

Holder	Address	Email Address	Signature of Authorized Signatory	Name/Title

Schedule B

The reimbursement of reasonable and documented fees and disbursements of counsel to the Holders set forth in Section 2.03 and 2.07 hereto shall not exceed, in the aggregate for Section 2.03 and 2.07, $10,000 per Holder (or $10,000 per group of Holders, to the extent any such Holders are affiliated and inclusive of any transferees pursuant to Section 3.05). Such Holders shall keep the Company reasonably apprised of the amount of any such expenses incurred in advance of the invoicing thereof.

EXHIBIT A

SIGNATURE PAGE AND JOINDER AGREEMENT TO REGISTRATION RIGHTS AGREEMENT

By executing and delivering this Signature Page and Joinder Agreement, the undersigned hereby agrees, to (i) become a party to that certain Registration Rights Agreement, dated [•], 2026 (as amended, modified or supplemented from time to time in accordance with the terms thereof, the “Registration Rights Agreement”), by and among SoundHound AI, Inc., a Delaware corporation, and the other parties thereto and (ii) be deemed to be and be bound as a Holder (as defined in the Registration Rights Agreement) with such rights (and related obligations and liabilities) in respect of the Registrable Securities (as defined in the Registration Rights Agreement) being acquired by the undersigned in connection with the execution of this Signature Page and Joinder Agreement and subject to the terms and conditions of the Registration Rights Agreement as if an original party thereto.

By:
Name:
Title:
Notice Address:
Email: